Exhibit 1.01

Conflict Minerals Report of Nordson Corporation

For The Year Ended December 31, 2020

I. Introduction

Nordson Corporation (“our,” “we” or “us”) engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, coatings, polymers, sealants and biomaterials, and for managing fluids, testing and inspecting for quality, treating surfaces and curing. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing.

Headquartered in Westlake, Ohio, our products are marketed through a network of direct operations in more than 35 countries. Our principal manufacturing facilities are located in the United States, the People’s Republic of China, Germany, Ireland, Israel, Mexico, the Netherlands, and the United Kingdom.

Pursuant to the Securities and Exchange Commission’s conflict minerals rule adopted pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Rule”) and to the guidance provided by the Securities and Exchange Commission in its Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued on April 29, 2014, this Report was not subject to an independent private sector audit.

II. Reasonable Country of Origin Inquiry

Organization for Economic Co-operation and Development (OECD) Step 1 – Establish strong management systems Internal Management

We have established a Conflict Minerals Reporting Oversight Committee. The team members include representatives from our Supply Chain Management, one of whom is our designated member of senior management, Legal, Product Compliance, Finance and Internal Audit departments. Periodic reports are made to the audit committee of the board of directors with respect to our due diligence process and compliance obligations.

We have been an active member of the Responsible Materials Initiative (RMI), formerly known as the Conflict-Free Sourcing Initiative (CFSI), since 2015. Through the RMI, we participate in the monthly Due Diligence Practices Team meetings, and the monthly RMI Plenary Call.

External Communications and Supply Chain Engagement

Our customers can access our conflict minerals statement on our public website, https://www.nordson.com/en/our-company/ethics-and-compliance/conflict-minerals. Our conflict minerals statement informs customers of where we are in our Rule compliance efforts. Customer inquiries are handled on a case-by-case basis, utilizing the conflict minerals statement or customized responses using the conflict mineral reporting template (CMRT) developed by the RMI, as appropriate.

Because we are an industrial equipment supplier, many of our products are not incorporated into our customers’ products and, therefore, do not fall within the scope of the Rule as applied to our customers.

In addition to our conflict minerals statement, our Conflict Minerals Policy, adopted on May 6, 2014, is available on our website, https://www.nordson.com/en/our-company/ethics-and-compliance/conflict-minerals. In conjunction with the adoption of the Conflict Minerals Policy, we revised our Supplier Code of Ethics, which outlines the ethical standards with which we expect our suppliers to comply, to reflect our expectations that our suppliers procure materials from sources that do not directly or indirectly support non-state armed groups. The Conflict Minerals Policy and Supplier Code of Ethics have been distributed to our suppliers.

Reasonable Country of Origin Survey Process

We evaluated our products and determined that certain products manufactured during calendar year 2020 were manufactured with materials or components that contain, or likely contain, conflict minerals, i.e., tin, tantalum, tungsten and gold, that are necessary to the functionality or production of those products. The areas of conflict mineral usage within our supply chain were identified based on the results of previous surveys. Future surveys will focus efforts on these areas.

We identified in-scope suppliers that we believed provided materials or components containing conflict minerals. Based on commodity analysis, responses from prior years, and a focus on the highest spend suppliers, 36% of our total direct material spend was classified as in-scope. Given the size and complexity of our supply chain, we focused on our largest suppliers, ranked by the amount that we paid to each supplier.

We surveyed our suppliers utilizing the CMRT and our supplier portal, Nordson’s Supply Chain Central (SCC). The SCC software was used by the majority of product lines to automate surveying our suppliers, and to collect and analyze the survey data. Suppliers were provided training materials on the SCC website regarding conflict minerals and the CMRT.

As part of our grievance mechanism, we rely on RMI to provide us with information regarding grievances shared among group members, and we encourage our suppliers to send inquiries or other information concerning conflict minerals to productcompliance@nordson.com.

For the period covered by this Report, we prioritized collection of responses from in-scope suppliers representing approximately 36% of our total direct material spend. For this group of suppliers, we had about an 89% response rate. Based on the information obtained pursuant to the reasonable country of inquiry process described above, we do not have sufficient information to determine the country of origin of all of the conflict minerals in our supply chain. We continue to work to improve our reasonable country of origin process as described in more detail below.

OECD Step 2 – Identify and assess risk in the supply chain

An escalation process was initiated with those surveyed suppliers who continued to be nonresponsive after the above contacts were made, or whose initial (or subsequent) response was not complete or otherwise warranted clarification or confirmation. We evaluated responses from the surveyed suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain conflict minerals and the origin of such conflict minerals. We will be engaging certain surveyed suppliers, to hold discussions and review the results of their internal due diligence efforts, to ensure that our inquiries regarding conflict minerals were understood and complied with.

III. Due Diligence Framework

Our due diligence process has been designed to conform, in all material respects relevant to the disclosure requirements under the Rule, with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

IV. Due Diligence Undertaken

OECD Step 3 – Design and implement a strategy to respond to identified risks

We supported audits of conflict mineral smelters and refiners conducted by third parties through our participation in the RMI. Suppliers were evaluated based on their smelter and refiner information obtained from CMRT declarations. If supplier information indicated that they used conflict minerals from the Democratic Republic of the Congo, including Angola, Burundi, Central African Republic, the Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia (collectively, the “Covered Countries”), then we used the flagship program of the RMI, the Responsible Minerals Assurance Process (RMAP) and general public information to determine a smelter or refiner’s conflict minerals program status.

If, through our smelters lists, we discover that certain of our products contain conflict minerals that finance or benefit armed groups in the Covered Countries, or we cannot definitively deem a product to be free of conflict minerals that finance or benefit armed groups in the Covered Countries, we will analyze the adverse impact of this determination pursuant to the standards set forth in our Conflict Minerals Policy and Supplier Code of Ethics.

Findings regarding the compiled supply chain information through the processes described above will be reported to our executive officer committee. Identified areas of risk in our supply chain will be subject to a risk management plan developed pursuant to our Supplier Code of Ethics and Conflict Minerals Policy. Such risk management plan may include continuing trade throughout the course of measurable risk mitigation efforts, temporarily suspending trade while pursuing ongoing measurable risk mitigation, or disengaging with a supplier after failed attempts at mitigation or where we deem risk mitigation not feasible or unacceptable.

Once our risk management plan is implemented, we will track performance of our risk mitigation efforts and report the results back to our executive officer committee. For risks requiring additional mitigation, or after a change of circumstances, we will undertake additional fact and risk assessments.

V. Results of Due Diligence Undertaken

OECD Step 4 – Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

We will rely on third party assurances and certifications. For example, if a supplier provides the name of a smelter or source mine, we would compare that reply to the listing of smelters from the RMI thereby relying on the program’s processes.

OECD Step 5 – Report on supply chain due diligence

We have taken the information gathered through the above-described due diligence process and compiled this Report. In the future, we will take such information and compile it in a Report or in our specialized disclosure report as required by the Rule, whichever is applicable.

We have not identified any occurrence where our conflict mineral sourcing has directly or indirectly financed or benefited armed groups in the Covered Countries.

VI. Smelter and Refiner Disclosures

Schedule 1 lists the RMI verified smelters and refiners identified by collection of supplier conflict mineral reporting templates where sourcing is unknown. Please note these reported smelters and refiners have not been verified as contributing to components or parts that are in our products.

Schedule 2 lists the countries of the direct and indirect sourcing for conformant smelters reported by the RMI.

VII. Future Improvements

We intend to undertake the following steps during the next compliance period:

•	Continue to collect conflict minerals information from all suppliers included in our conflict mineral survey process.

•	Strive to improve the response rate from our suppliers.

•	Continue to engage with relevant trade associations to define and improve best practices.

•	Continue to support the RMI through our membership and participation in monthly meetings.

•	Direct suppliers to the RMI organization for information.

Schedule 1

ID	Metal	Name	Country
CID000103	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
CID000180	Gold	Caridad	MEXICO
CID000197	Gold	Yunnan Copper Industry Co., Ltd.	CHINA
CID000309	Tin	PT Aries Kencana Sejahtera	INDONESIA
CID000343	Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
CID000448	Tin	Estanho de Rondonia S.A.	BRAZIL
CID000522	Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
CID000651	Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
CID000671	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
CID000767	Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
CID000773	Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
CID000778	Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
CID000927	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
CID000956	Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
CID001032	Gold	L’azurde Company For Jewelry	SAUDI ARABIA
CID001056	Gold	Lingbao Gold Co., Ltd.	CHINA
CID001058	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
CID001093	Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
CID001305	Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION
CID001362	Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
CID001428	Tin	PT Bukit Timah	INDONESIA
CID001486	Tin	PT Timah Nusantara	INDONESIA
CID001490	Tin	PT Tinindo Inter Nusa	INDONESIA
CID001546	Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
CID001562	Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
CID001619	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
CID001810	Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
CID001909	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
CID001947	Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
CID002015	Tin	VQB Mineral and Trading Group JSC	VIET NAM
CID002282	Gold	Morris and Watson	NEW ZEALAND
CID002285	Gold	Nihon Material Corporation	NEW ZEALAND
CID002312	Gold	Guangdong Jinding Gold Limited	CHINA
CID002313	Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA
CID002455	Tin	CV Venus Inti Perkasa	INDONESIA
CID002515	Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
CID002525	Gold	Shandong Humon Smelting Co., Ltd.	CHINA
CID002527	Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
CID002562	Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
CID002563	Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
CID002567	Gold	Sudan Gold Refinery	SUDAN
CID002570	Tin	CV Ayi Jaya	INDONESIA
CID002572	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
CID002573	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
CID002574	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
CID002584	Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
CID002587	Gold	Tony Goetz NV	BELGIUM
CID002588	Gold	Shirpur Gold Refinery Ltd.	INDIA
CID002641	Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
CID002696	Tin	PT Cipta Persada Mulia	INDONESIA
CID002703	Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
CID002708	Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
CID002756	Tin	Super Ligas	BRAZIL
CID002816	Tin	PT Sukses Inti Makmur	INDONESIA
CID002852	Gold	Gujarat Gold Centre	INDIA
CID002853	Gold	Sai Refinery	INDIA
CID002857	Gold	Modeltech Sdn Bhd	MALAYSIA
CID002858	Tin	Modeltech Sdn Bhd	MALAYSIA
CID002865	Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
CID002867	Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
CID002870	Tin	PT Lautan Harmonis Sejahtera	INDONESIA
CID002872	Gold	Pease & Curren	UNITED STATES OF AMERICA
CID002893	Gold	JALAN & Company	INDIA
CID003185	Gold	African Gold Refinery	UGANDA
CID003186	Gold	Gold Coast Refinery	GHANA
CID003189	Gold	NH Recytech Company	KOREA, REPUBLIC OF
CID003208	Tin	Pongpipat Company Limited	MYANMAR
CID003324	Gold	QG Refining, LLC	UNITED STATES OF AMERICA
CID003348	Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
CID003356	Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
CID003382	Gold	CGR Metalloys Pvt Ltd.	INDIA
CID003383	Gold	Sovereign Metals	INDIA
CID003408	Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
CID003409	Tin	Precious Minerals and Smelting Limited	INDIA
CID003410	Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
CID003416	Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
CID003417	Tungsten	GEM Co., Ltd.	CHINA
CID003421	Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
CID003427	Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
CID003449	Tin	PT Mitra Sukses Globalindo	INDONESIA
CID003461	Gold	Augmont Enterprises Private Limited	INDIA
CID003463	Gold	Kundan Care Products Ltd.	INDIA
CID003468	Tungsten	Cronimet Brasil Ltda	BRAZIL
CID003486	Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
CID003487	Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
CID003488	Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
CID003489	Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA

CID003490	Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
CID003497	Gold	K.A. Rasmussen	NORWAY
CID003500	Gold	Alexy Metals	UNITED STATES OF AMERICA
CID003524	Tin	CRM Synergies	SPAIN
CID003529	Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA
CID003540	Gold	Sellem Industries Ltd.	MAURITANIA
CID003548	Gold	MD Overseas	INDIA
CID003553	Tungsten	Artek LLC	RUSSIAN FEDERATION
CID003557	Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
CID003575	Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA

Schedule 2

Andorra, Angola, Argentina, Australia, Austria, Bahamas, Bangladesh, Belarus, Belgium, Benin, Bolivia, Brazil, Bulgaria, Burundi, Canada, Cayman Islands, Chile, China, Colombia, Croatia, Cyprus, Czechia, Democratic Republic of the Congo , Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Finland, France, Gabon, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Laos, Latvia, Lebanon, Libya, Lithuania, Luxembourg, Madagascar, Malaysia, Malta, Mexico, Monaco, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Niger, Nigeria, Norway, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russia, Russian Federation, Rwanda, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, St Vincent and Grenadines, Sudan, Swaziland, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, USA, Uzbekistan, Venezuela, Vietnam, Yemen, Zimbabwe